Exhibit 23.1

Consent of KPMG, Independent Auditor

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

We consent to the incorporation by reference in:

(i)	the registration statement (No. 333-207127) on Form SF-3 of Macquarie Leasing Pty Limited (the “Registration Statement”); and

(ii)	the related prospectus relating to SMART ABS Series 2016-2US Trust (the “Prospectus “)

of our reports dated November 4, 2015, November 5, 2014 and November 8, 2013, with respect to the consolidated balance sheets of Australia and New Zealand Banking Group Limited and subsidiaries as of September 30, 2015, September 30, 2014 and September 30, 2013, and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income for each of the three years in the three-year period ended September 30, 2015, which reports are included in the Form 8-Ks of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on November 26, 2015, December 9, 2014, and December 20, 2013. We also consent to the reference to our fírm under the heading “Experts” in the Prospectus and the Registration Statement.

/S/ KPMG
KPMG

/s/ Andrew Yates
Andrew Yates Partner

Melbourne, Australia

September 28, 2016

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.